Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

China Sunlong Environmental Technology Inc.

We consent to the inclusion in this Registration Statement of China Sunlong Environmental Technology Inc. on Form S-1 of our report dated March 21, 2018, with respect to our audit of China Sunlong Environmental Technology Inc. and Subsidiaries as of December 31, 2017, and the related consolidated statement of income and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

May 9, 2019